Exhibit 4.2

Sunlands Online Education Group

Number	Class A Ordinary Share(s)

Incorporated under the laws of the Cayman Islands

Share capital is US$50,000 divided into

(i) 796,062,195 Class A ordinary shares of a par value of US$0.00005 each,

(ii) 826,389 Class B ordinary shares of a par value of US$0.00005 each, and

(iii) 203,111,416 Class C ordinary shares of a par value of US$0.00005 each or classes as designated by the board of directors.

THIS IS TO CERTIFY THAT                                                                  is the registered holder of                                                   Class A ordinary share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the                      day of                     by:

DIRECTOR     __________________________________________